Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 562-5556 FAX (801) 562-5579
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the

Quarter and Year Ended December 31, 2005

Company achieves FFO of $0.23 per share, finalizes Storage USA integration and raises $201 million in common equity via secondary public offering.

SALT LAKE CITY, Utah, March 13, 2006 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the quarter and year ended December 31, 2005. The reported statements for the quarter and year ended December 31, 2005 include the operations and cash flows for the Storage USA properties acquired on July 14, 2005.  The reported statements of operations and cash flows for the year ended December 31, 2004 include the operating results of the Company’s predecessor (the “Predecessor”) prior to the consummation of the Company’s Initial Public Offering (“IPO”) in August 2004, combined with the Company’s operating results after its IPO and related formation transactions.  Supplemental unaudited financial information regarding the Company’s operating results can be found in the “Investor Info” section of the Company’s website at www.extraspace.com under “Financial Reports.”

Fourth Quarter 2005 Highlights:

•                  Achieved funds from operations (“FFO”) of $0.23 per share

•                  Posted a quarter-over-quarter revenue increase of 4.9% on a same-store basis

•                  Substantially completed the integration of Storage USA business processes and systems

•                  Raised $201 million in gross proceeds from common equity in a secondary public offering

•                  Declared and paid a regular quarterly dividend of $0.2275 per share

The results for the quarter and year ended December 31, 2005 include the operations of 546 properties, 192 of which were consolidated and 354 of which were held in joint ventures accounted for using the equity method, compared to the results for the quarter and year ended December 31, 2004, which included the operations of 147 properties, 128 of which were consolidated and 19 of which were in joint ventures accounted for using the equity method. Results for the quarter and year ended December 31, 2004 include the results of six properties in which the Company did not own any interest and one where the Company sold its joint venture interest in 2004. The properties were consolidated as a result of guarantees and/or puts for which the Company was liable. Five of the six properties were deconsolidated on August 16, 2004 upon the release of all guarantees and puts, and the other property was deconsolidated on December 31, 2004. Results for both periods also include equity in earnings of real estate joint ventures, third-party management fees, acquisition fees and development fees.

FFO Per Share:

FFO per share for the quarter and year ended December 31, 2005 was $0.23 and $0.70, respectively.  The following table sets forth the calculation of FFO per share (dollars are in thousands, except for share data):

	For the Quarter Ended December 31, 2005	For the Year Ended December 31, 2005

Net Loss	$(247)	$(4,966)

Plus:
Real estate depreciation	6,153	20,105
Amortization of intangibles	3,110	10,345
Joint venture real estate depreciation	1,098	2,186
Less:
Loss allocated to operating partnership minority interest	(15)	(434)

Funds from operations	$10,099	$27,236

Funds from operations per share	$0.23	$0.70

Weighted average number of shares
Common stock (excluding unvested restricted shares)	38,723,138	35,481,538
OP units	3,825,787	3,283,059
Total	42,548,925	38,764,597

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net loss and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net loss and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activates as a measure of its liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Quarter and Year Ended December 31, 2005:

Total revenues for the quarter and year ended December 31, 2005 were $45.7 million and $134.7 million, respectively, compared to $22.9 million and $65.7 million, respectively, for the quarter and year ended December 31, 2004. The net loss for the quarter and year ended December 31, 2005 was $0.2 million and $5.0 million, respectively, compared to $0.3 million and $18.5 million, respectively, for the quarter and year ended December 31, 2004. Contributing to the increase in revenues and decrease in net loss were the following:

•                  the acquisition of 52 stabilized properties during 2004 and the first quarter of 2005;

•                  the buy out of various joint-venture partners in 2004;

•                  the July 2005 acquisition of 61 Storage USA properties;

•                  the acquisition of one property late in 2005; and

•                  continued occupancy gains from the Company’s lease-up properties and increased rental revenues from existing customers.

Operating Results:

Same-Store Portfolio: The Company’s same-store stabilized portfolio consists of 38 properties wholly-owned and operated either by the Company or by the Predecessor at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes at these properties without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands, except for property data):

							Company	Predecessor
	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent	Year Ended December 31,		Percent
	2005	2004	Change	2005	2004	Change	2004	2003	Change
Same-store rental revenues	$7,194	$6,857	4.9%	$28,010	$26,974	3.8%	$22,597	$21,861	3.4%
Same-store operating expenses	2,414	2,330	3.6%	9,578	8,993	6.5%	7,385	7,189	2.7%
Same-store net operating income	4,780	4,527	5.6%	18,432	17,981	2.5%	15,212	14,672	3.7%

Non same-store rental revenues	31,160	15,252	104.3%	92,630	35,682	159.6%	40,059	11,193	257.9%
Non same-store operating expenses	12,264	6,600	85.8%	36,385	17,073	113.1%	18,681	7,669	143.6%

Total rental revenues	38,354	22,109	73.5%	120,640	62,656	92.5%	62,656	33,054	89.6%
Total operating expenses	14,678	8,930	64.4%	45,963	26,066	76.3%	26,066	14,858	75.4%

Properties included in same-store	38	38		38	38		31	31

Same-store stabilized revenues for the quarter and year ended December 31, 2005 increased 4.9% and 3.8%, respectively, compared to the same periods in 2004. Expenses rose 3.6% and 6.5%, respectively, for the quarter and year ended December 31, 2005, compared to the same periods in 2004.  Net operating income (“NOI”) for the quarter and year ended December 31, 2005 increased 5.6% and 2.5% compared to the same periods in 2004.  The increase in revenue was primarily due to increased rental rates and the Company’s ability to maintain occupancy.  The increase in expenses for the year ended December 31, 2005 was primarily due to excessive snow removal costs in early 2005 as a result of record snowfall in New England and increases in advertising and property taxes.

Common Contingent Share (“CCS”) and Common Contingent Unit (“CCU”) Property Performance: As described in the Company’s prospectus for its IPO, upon the achievement of certain levels of net operating income with respect to 14 of the Company’s pre-stabilized properties, the Company’s CCSs and the Company’s operating partnership’s CCUs will convert into additional shares of common stock and operating partnership units, respectively, beginning with the quarter ending March 31, 2006.  Additional information regarding the conversion of the CCSs and CCUs can be found in the Company’s Form 10-K filed with the Securities Exchange Commission.

The square foot occupancy of these 14 properties as of December 31, 2005 was 71.1% compared to 59.1% as of December 30, 2004. The following table outlines the performance of these properties for the quarter and year ended December 31, 2005 and 2004 and for the year ended December 31, 2004 and 2003 (dollars in thousands, except for property data):

							Company	Predecessor
	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent	Year Ended December 31,		Percent
	2005	2004	Change	2005	2004	Change	2004	2003	Change
CCS/CCU rental revenues	$2,382	$1,805	32.0%	$8,432	$6,043	39.5%	$6,043	$3,043	98.6%
CCS/CCU operating expenses	1,369	1,134	20.7%	5,479	4,606	18.9%	4,606	3,097	48.7%
CCS/CCU net operating income	1,012	671	51.0%	2,953	1,437	105.5%	1,437	(54)	2,761.1%

Non CCS/CCU rental revenues	35,972	20,304	77.2%	112,208	56,613	98.2%	56,613	30,011	88.6%
Non CCS/CCU operating expenses	13,309	7,796	70.7%	40,484	21,460	88.7%	21,460	11,761	82.5%

Total rental revenues	38,354	22,109	73.5%	120,640	62,656	92.5%	62,656	33,054	89.6%
Total operating expenses	14,678	8,930	64.4%	45,963	26,066	76.3%	26,066	14,858	75.4%

Properties included in CCS/CCU	14	14		14	14		14	13

Revenues for the quarter and year ended December 31, 2005 increased 32.0% and 39.5%, respectively, as compared to the quarter and year ended December 31, 2004. These increases are due to continued occupancy gains of the facilities and increases in rental rates to both new and existing customers. Expenses for the quarter and year ended December 31, 2005 increased 20.7% and 18.9%, respectively, as compared to the quarter and year ended December 31, 2004.  The increase in revenue was primarily due to increased rental rates and the Company’s ability to maintain occupancy.  The increase in expenses for the year ended December 31, 2005 was primarily due to increases in advertising and property taxes.

Integration of Storage USA:

On July 14, 2005, the Company and Prudential Real Estate Investors (“PREI”) completed the acquisition of Storage USA for approximately $2.3 billion in cash.  This acquisition made the Company the second largest operator in the United States.  The Company acquired 100% of 61 Storage USA facilities and, in connection with the Storage USA transaction, acquired SUSA Partnership, L.P.’s equity interest in 78 joint-venture properties and assumed the management of its franchise and managed properties.  In addition, 259 of the self-storage properties acquired in the Storage USA transaction were contributed to five separate limited liability companies that are owned by five subsidiaries of the Company (each, a “Company Sub”) and PREI.  As part of this contribution, the Company Subs and PREI entered into joint-venture operating agreements that govern the rights and responsibilities of each such limited liability company.

The integration of the operations of the Storage USA properties into the Company’s organization, which started immediately after the acquisition, was for all intents and purposes completed by December 31, 2005.  The majority of business processes have now been merged into a single operational and management platform including technology, accounting and operational systems.  The Company made the decision in the quarter to merge all of the Company’s call center operations to a single, third-party provider.  This transition is scheduled for completion in the first quarter of 2006.  “The integration of Storage USA has gone well.  We are excited both about what’s been accomplished in a short period of time and about our prospects as we move forward with our new integrated business structure,” said Kenneth Woolley, Chairman and CEO of Extra Space Storage.

Secondary Public Offering of Common Stock:

On December 9, 2005, the Company completed the sale of 13.8 million shares of common stock in a public offering that raised gross proceeds of $201.1 million.  After transaction fees, the net amount raised was $190.2 million.  The proceeds were used by the Company to repay $89.0 million in loans used for the Storage USA acquisition, for other corporate indebtedness, and for general corporate purposes including additional property acquisitions.

Financial Flexibility:

As of December 31, 2005, the ratio of total fixed rate debt to total debt was approximately 89.13%. The weighted average interest rate was 5.30% for fixed rate loans and 5.73% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.35%. The Company had $76.1 million of capacity on its line of credit, none of which was drawn as of December 31, 2005.

Kent Christensen, Senior Vice President and Chief Financial Officer, noted: “The completion of our public offering of common stock late in the year strengthened our balance sheet considerably.  Nearly 90% of our outstanding debt has been borrowed at rates fixed for periods ranging from three to 30 years.  This provides us with protection in a rising rate environment.  We feel that our mix of equity, fixed and variable rate debt together with unused borrowing capacity gives us a solid platform to execute upon our plans for growth through acquisition and development.”

Fourth Quarter Dividend Declared and Paid:

On November 22, 2005, the Company announced its fourth quarter common stock dividend of $0.2275 per share. The dividend was paid on December 30, 2005 to stockholders of record as of December 15, 2005. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Property Acquisitions:

For the quarter ended December 31, 2005, the Company acquired one property in Louisville, Kentucky for approximately $3.7 million in cash.  Subsequent to year-end, the Company acquired six properties located in Georgia, Florida and Washington for approximately $36.2 million in cash.  All seven of these properties are wholly-owned by the Company.

Outlook:

Same-store and legacy store portfolio:  For the quarter and year ended December 31, 2005, the Company again experienced year-on-year revenue growth and a consistent level of occupancy at its same-store stabilized and larger legacy store portfolio of non same-store stabilized properties.  California and Florida were the top performing markets while New Jersey and Pennsylvania performed below the portfolio average.  The Company believes that favorable conditions continue to exist in many markets, and expects revenues from the same-store property portfolio in 2006 will be higher than those achieved in 2005.

The newly acquired properties from Storage USA:  The 61 properties acquired from Storage USA on a wholly-owned basis, of which 57 are considered stabilized, experienced growth in revenues and NOI for the quarter and year ended December 31, 2005 compared with the same periods last year.  California and Florida were the top performing markets while New Jersey, Ohio and Pennsylvania were behind the portfolio average.   The Company believes that favorable conditions continue to exist in many markets, and expects revenues from the 57 stabilized properties to be higher than those achieved in 2005.

The 337 properties acquired from Storage USA on a joint-venture basis, for which the Company has a minority equity interest and collects management fees, experienced growth in revenues for the quarter and year ended December 31, 2005.  As with the previous groups of properties, the Florida and California markets were among the Company’s strongest performing markets, both before and after the acquisition.  After the acquisition, the Company’s newly strengthened markets of Phoenix, Las Vegas and Washington, D.C. were also recognized for their revenue growth.  Michigan, New Jersey, Ohio and Pennsylvania were among the weakest performing markets.  The favorable conditions in many markets leads the Company to expect revenues from this portfolio in 2006 to be higher than those achieved in 2005.

Lease-up property portfolio:  The Company’s wholly-owned 24 lease-up properties, including the 14 CCS and CCU properties, are expected to attain continued growth in revenues and occupancy with a number of properties achieving full stabilization in 2006. The Company believes CCSs or CCUs will begin converting into shares of common stock or operating partnership units following the end of the third quarter of 2006.

Note on hurricanes Katrina and Wilma:  In the quarter ended December 31, 2005, the Company recognized losses related to hurricanes Katrina and Wilma of approximately $350 thousand.  These losses relate to lost revenues and repairs that were not reimbursed from insurance proceeds.  The facilities affected by hurricanes Katrina and Wilma have reopened and currently have high levels of occupancy.  Any additional losses relating to these hurricanes will be offset against amounts previously accrued by Storage USA prior to the Company’s acquisition of the properties.

Earnings Outlook:  For the calendar year 2006 the Company estimates basic FFO to be between $0.97 and $1.01 per share and diluted FFO to be between $0.96 and $1.00 per share.  For the quarter ending March 31, 2006, the Company estimates basic and diluted FFO to be between $0.20 and $0.22 per share.  Both basic and diluted FFO include the effect of FAS 123R accounting for non-cash compensation expense of stock options and grants.  First quarter and calendar year 2006 FFO outlooks include one acquisition made in December 2005 and the six acquisitions that occurred subsequent to December 31, 2005.

The Company’s full year estimate is based on the following assumptions:

•                  Stabilized property revenue growth of 4%-6%

•                  Stabilized property net operating income growth of 4%-6%

•                  Increases in LIBOR of 25 basis points per quarter

•                  General and administrative expenses (net of development and acquisition fees) of $34 million

Kenneth Woolley added: “The past twelve months have been both challenging and rewarding for Extra Space Storage.  With the acquisition of Storage USA mid-year, we became the second largest operator of self storage in the United States, giving us the ability to take advantage of scale efficiencies.  In order to take advantage of our scale, we need integrated operations with all parts working together towards a common goal.  To that end, we are excited to have essentially completed the integration of the two companies and we look forward with

anticipation to capitalizing on the platform that we worked so hard to establish.   Overall, we are positioned to perform well in 2006, especially given the quality portfolio of properties, our innovative operational systems, and the dedication of the people of Extra Space Storage.”

The following table sets forth additional information regarding the square foot occupancy of stabilized properties organized by state as of December 31, 2005 and December 31, 2004.

Stabilized Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of units at December 31, 2005(1)	Number of units at December 31, 2004	Net rentable square feet at December 31, 2005 (2)	Net rentable square feet at December 31, 2004	Square foot occupancy % December 31, 2005	Square foot occupancy % December 31, 2004
Wholly-Owned Properties
Arizona	2	1,325	1,315	136,920	137,080	96.7%	92.7%
California	28	18,723	18,773	2,000,267	2,002,598	86.2%	86.0%
Colorado	5	2,408	2,411	301,581	301,181	82.1%	79.6%
Florida	23	15,373	15,292	1,619,586	1,596,819	92.7%	92.1%
Georgia	7	4,017	4,025	500,700	499,582	85.8%	83.0%
Illinois	3	2,144	2,147	196,077	185,939	77.2%	74.8%
Kentucky	3	1,567	1,582	194,340	194,215	88.0%	78.2%
Louisiana	2	1,411	1,411	147,900	147,900	97.4%	85.8%
Maryland	5	4,536	4,546	486,554	485,724	80.5%	75.2%
Massachusetts	23	11,963	11,985	1,287,963	1,290,471	81.5%	78.2%
Michigan	2	1,042	1,048	104,216	104,216	73.6%	70.4%
Missouri	3	1,340	1,335	159,647	159,672	75.6%	78.9%
Nevada	1	462	463	56,500	57,100	95.2%	89.1%
New Hampshire	1	623	623	72,600	72,600	85.1%	86.9%
New Jersey	17	13,896	13,934	1,353,403	1,357,937	83.4%	87.0%
New York	4	4,445	4,444	256,129	256,324	77.9%	82.4%
Ohio	4	2,070	2,078	260,590	261,262	79.1%	78.1%
Oregon	1	764	771	67,530	67,530	80.8%	71.6%
Pennsylvania	8	6,054	5,922	617,911	605,811	76.9%	78.8%
Rhode Island	1	726	717	75,836	76,111	89.2%	81.3%
South Carolina	4	2,082	2,088	246,819	246,969	89.5%	86.9%
Tennessee	4	2,701	2,689	314,574	315,024	87.8%	80.2%
Texas	11	6,447	6,445	724,434	722,356	82.8%	80.8%
Utah	3	1,523	1,520	209,520	208,850	88.5%	82.3%
Virginia	2	1,220	1,230	126,094	126,029	84.9%	84.2%
Washington	1	764	760	67,175	67,175	91.5%	84.3%
Total Wholly-Owned Properties	168	109,626	109,554	11,584,866	11,546,475	84.9%	83.6%

Properties Held in Joint Ventures
Alabama	4	2,316	2,318	276,270	276,480	82.3%	81.9%
Arizona	12	7,426	7,413	725,904	728,134	91.9%	84.5%
California	70	50,707	50,789	4,972,092	4,987,713	86.8%	84.0%
Colorado	3	1,906	1,914	213,977	214,097	79.3%	76.1%
Connecticut	9	6,529	6,540	729,399	729,844	74.4%	73.8%
District of Columbia	1	1,536	1,535	105,592	105,592	78.3%	81.5%
Delaware	1	589	588	71,495	71,495	85.6%	84.7%
Florida	24	20,401	20,683	1,880,481	1,878,949	88.5%	83.5%
Georgia	3	1,918	1,919	227,748	227,748	76.7%	79.4%
Illinois	5	3,329	3,375	350,477	334,622	70.1%	65.7%
Indiana	9	3,739	3,797	453,731	448,769	81.2%	82.3%
Kansas	4	1,712	1,717	203,575	204,185	79.5%	72.3%
Kentucky	4	2,254	2,253	259,577	259,345	78.3%	80.4%
Maryland	14	10,932	11,018	1,056,421	1,065,786	81.3%	79.9%
Massachusetts	18	9,812	9,854	1,078,167	1,071,713	79.4%	76.3%
Michigan	10	5,957	5,997	725,847	726,838	73.8%	77.5%
Missouri	5	2,755	2,762	315,925	316,725	79.7%	78.5%
New Hampshire	2	801	801	83,675	83,675	84.8%	86.9%
New Jersey	18	13,421	13,427	1,326,460	1,327,261	84.2%	83.5%
New Mexico	9	4,473	4,496	484,737	485,677	86.1%	84.7%
New York	19	20,721	20,767	1,487,757	1,497,119	80.2%	75.9%
Nevada	7	4,628	4,649	491,409	492,043	87.0%	92.7%
Ohio	12	5,582	5,574	794,519	794,951	76.4%	78.7%
Oregon	2	1,279	1,262	134,960	134,985	87.0%	83.6%
Pennsylvania	8	5,119	5,123	549,142	549,400	80.1%	85.0%
Rhode Island	1	611	612	70,325	70,350	60.0%	73.0%
Tennessee	24	12,608	12,605	1,530,014	1,533,133	82.0%	78.8%
Texas	26	17,709	17,601	1,883,466	1,885,970	78.2%	77.6%
Utah	1	519	510	59,400	59,400	78.8%	79.8%
Virginia	15	10,359	10,360	1,081,161	1,081,591	79.9%	80.2%
Washington	1	551	551	62,730	62,730	92.7%	82.4%
Total Properties Held in Joint Ventures	341	232,199	232,810	23,686,433	23,706,320	82.4%	80.7%

Total Stabilized Properties	509	341,825	342,364	35,271,299	35,252,795	83.2%	81.6%

(1)  Represents unit count as of December 31, 2005 which may differ from December 31, 2004 unit count due to unit conversions or expansions.

(2)  Represents net rentable square feet as of December 31, 2005 which may differ from December 31, 2004 net rentable square feet due to unit conversions or expansions.

The following table sets forth additional information regarding the occupancy of the Company’s lease-up properties organized by state as of December 31, 2005 and December 31, 2004.

Lease-up Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of units at December 31, 2005(1)	Number of units at December 31, 2004	Net rentable square feet at December 31, 2005 (2)	Net rentable square feet at December 31, 2004	Square foot occupancy % December 31, 2005	Square foot occupancy % December 31, 2004
Wholly-Owned Properties
California	3	1,672	1,708	193,127	192,977	77.8%	68.8%
Connecticut	2	1,364	1,360	123,465	123,290	62.5%	61.0%
Florida	1	388	388	37,985	38,005	84.5%	69.1%
Illinois	2	1,141	1,133	144,965	144,515	65.8%	56.0%
Massachusetts	6	3,771	3,736	381,205	384,255	69.3%	53.2%
Nevada	1	796	—	74,425	—	76.7%	0.0%
New Jersey	5	3,980	4,116	348,498	346,378	80.7%	72.8%
New York	3	2,522	2,522	198,043	198,110	80.3%	76.0%
Virginia	1	727	729	75,700	75,525	70.9%	51.8%
Total Wholly-Owned Properties	24	16,361	15,692	1,577,413	1,503,055	74.2%	64.0%

Properties Held in Joint Ventures
California	2	1,414	1,412	151,845	151,295	90.0%	86.0%
Illinois	1	689	682	74,025	71,925	55.5%	56.3%
New Jersey	3	2,259	2,247	227,485	227,485	77.0%	71.6%
New York	3	3,492	3,492	253,948	254,922	80.7%	72.1%
Pennsylvania	3	2,469	1,679	228,522	152,269	69.1%	73.4%
Rhode Island	1	878	887	85,025	85,025	47.7%	9.3%
Total Properties Held in Joint Ventures	13	11,201	10,399	1,020,850	942,921	74.1%	67.5%

Total Lease-up Properties	37	27,562	26,091	2,598,263	2,445,976	74.2%	65.3%

(1)  Represents unit count as of December 31, 2005 which may differ from December 31, 2004 unit count due to unit conversions or expansions.

(2)  Represents net rentable square feet as of December 31, 2005 which may differ from December 31, 2004 net rentable square feet due to unit conversions or expansions.

Forward Looking Statements

When used in this discussion and elsewhere in this press release, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21F of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to:

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy to decline;

•                  the Company’s ability to effectively compete in the industry in which it does business;

•                  difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expenses and reduce the Company’s cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede the Company’s ability to grow; and

•                  delays in development and construction processes, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any duty or obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

Conference Call

Extra Space Storage Inc. will host a conference call at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) on Monday, March 13, 2006 to discuss its fourth quarter and year-end 2005 results.

The conference call will be broadcast live over the internet and can be accessed by all interested parties at Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to this website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website for 90 days.

A digital replay will be available on Monday, March 13, 2006 at 6:30 p.m. Eastern Time through Monday, March 27, 2006 at midnight Eastern Time. Dial 888-286-8010 and enter the conference ID number 90201912. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 626 self-storage properties in 34 states including Washington, D.C. The properties comprise more than 415,000 units and 43 million square feet rented by over 340,000 tenants. The Company is the second largest operator of self storage in the United States. Additional Extra Space Storage information is available at www.extraspace.com.

###

For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 31,
	2005	2004

Assets:
Real estate assets:
Net operating real estate assets	$1,201,959	$694,936
Real estate under development	10,719	1,963
Net real estate assets	1,212,678	696,899

Investments in real estate ventures	90,898	6,182
Cash and cash equivalents	28,653	24,329
Restricted cash	18,373	4,430
Receivables from related parties and affiliated real estate joint ventures	23,683	2,501
Notes receivable	12,109	—
Other assets, net	33,798	14,143
Total assets	$1,420,192	$748,484

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$747,193	$433,977
Notes payable to trusts	119,590	—
Line of credit	—	39,000
Accounts payable and accrued expenses	13,261	3,444
Other liabilities	23,785	7,003
Total liabilities	903,829	483,424

Minority interest in Operating Partnership	36,010	21,453
Other minority interests	225	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 51,765,795 and 31,169,950 shares issued and outstanding at December 31, 2005 and 2004, respectively	518	312
Paid-in capital	626,123	347,883
Deferred stock compensation	(2,374)	—
Accumulated deficit	(144,139)	(104,588)
Total stockholders’ equity	480,128	243,607
Total liabilities, minority interests, and stockholders’ equity	$1,420,192	$748,484

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Company		Predecessor
	For the Year Ended December 31,
	2005	2004	2003

Revenues:
Property rental	$120,640	$62,656	$33,054
Management and franchise fees	10,650	1,651	1,935
Tenant insurance	1,882	—	—
Acquisition and development fees	992	1,200	654
Other income	564	213	173
Total revenues	134,728	65,720	35,816

Expenses:
Property operations	45,963	26,066	14,858
Tenant insurance	1,023	—	—
Unrecovered development/acquisition costs and support payments	302	739	4,937
General and administrative	24,081	12,465	8,297
Depreciation and amortization	31,005	15,552	6,805
Total expenses	102,374	54,822	34,897

Income before interest, loss on debt extinguishments, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	32,354	10,898	919

Interest expense	(42,549)	(28,491)	(18,746)
Interest income	1,625	251	445
Loss on debt extinguishments	—	(3,523)	—
Minority interest - Fidelity preferred return	—	(3,136)	(4,132)
Minority interest - Operating Partnership	434	113	—
Loss allocated to other minority interests	—	2,290	1,431
Equity in earnings of real estate ventures	3,170	1,387	1,465
Loss before gain on sale of real estate assets	(4,966)	(20,211)	(18,618)

Gain on sale of real estate assets	—	1,749	672

Net loss	$(4,966)	$(18,462)	$(17,946)

Preferred return on Class B, C, and E units	—	(5,758)	(5,336)
Loss on early redemption of Fidelity minority interest	—	(1,478)	—
Net loss attributable to common stockholders	$(4,966)	$(25,698)	$(23,282)

Net loss per share - basic and diluted (1)	$(0.14)	$(1.68)	$(5.62)

Weighted average number of shares - basic and diluted	35,481,538	15,282,725	4,141,959

Cash dividends paid per share common stock	$0.91	$0.34

(1)   The basic loss per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented and are antidilutive.  These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	Company		Predecessor
	For the Year Ended December 31,
	2005	2004	2003

Cash flows from operating activities:
Net loss	$(4,966)	$(18,462)	$(17,946)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	31,005	15,552	6,805
Amortization of deferred stock compensation	601	—	—
Amortization of discount on putable preferred interests in consolidated joint ventures	—	1,088	1,311
Minority interest - Fidelity preferred return	—	3,136	4,132
Loss allocated to minority interests	(434)	(2,403)	(1,431)
Member units granted to employees	—	1,205	—
Gain on sale of real estate assets	—	(1,749)	(672)
Distributions from real estate ventures in excess of earnings	6,356	493	802
Accrued interest on notes receivable	(1,215)	—	—
Accrued interest on advances to Centershift	—	—	(310)
Changes in operating assets and liabilities:
Receivables from related parties	(18,691)	(2,573)	1,068
Other assets	(1,129)	1,330	927
Accounts payable	2,309	2,020	(1,312)
Payables to related parties	—	—	174
Other liabilities	(280)	(5,795)	(2,074)
Net cash provided by (used in) operating activities	14,771	(6,158)	(8,526)

Cash flows from investing activities:
Acquisition of real estate assets	(79,227)	(245,717)	—
Acquisition of Storage USA	(530,972)	—	—
Investments in trust preferred securities	(3,590)	—	—
Development and construction of real estate assets	(20,204)	(19,487)	(62,632)
Proceeds from sale of real estate assets	—	7,896	6,241
Investments in real estate ventures	(395)	(793)	(144)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity ownership in Extra Space Development and other properties	—	424	428
Change in restricted cash	(4,110)	(5,608)	(503)
Payments from (advances to) Centershift and Extra Space Development	—	3,562	(1,798)
Principal payments received on notes receivable	25,938	—	—
Purchase of equipment and fixtures	(2,274)	(1,575)	(798)
Net cash used in investing activities	(614,834)	(261,298)	(59,206)

Cash flows from financing activities:
Proceeds from notes payable, notes payable to trust and line of credit	808,936	418,154	106,323
Principal payments on notes payable and line of credit	(431,255)	(325,917)	(61,613)
Deferred financing costs	(6,575)	(8,393)	(420)
Payments on other liabilities	—	(15)	(113)
Net payments to related parties and putable preferred interests in consolidated joint ventures	—	(35,627)	15,628
Member contributions	—	19,691	16,715
Return paid on Class B, C and E member units	—	(7,181)	(1,451)
Redemption of units	—	(19,129)	(2,226)
Minority interest investments	225	8,086	3,040
Minority interest distributions	—	(30)	(566)
Redemption of Operating Partnership units held by minority interest	(895)	(935)	—
Distributions to Operating Partnership units held by minority interests	(3,008)	—	—
Minority interest redemption by Fidelity	—	(15,558)	—
Preferred return paid to Fidelity	—	(7,022)	(2,300)
Proceeds from issuance of common shares, net	271,537	264,475	—
Proceeds from exercise of stock options	7	—	—
Dividends paid on common stock	(34,585)	(10,560)	—
Net cash provided by financing activities	604,387	280,039	73,017
Net increase in cash and cash equivalents	4,324	12,583	5,285
Cash and cash equivalents, beginning of the year	24,329	11,746	6,461
Cash and cash equivalents, end of the year	$28,653	$24,329	$11,746

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	For the Year Ended December 31,
	2005	2004	2003
Supplemental schedule of cash flow information
Interest paid, net of amounts capitalized	$37,645	$30,610	$17,892

Supplemental schedule of noncash investing and financing activities:
Acquisitions:
Real estate assets	$54,761	$59,740	$5,253
Payables to related parties	—	(21,827)	—
Notes payable	(10,260)	(18,565)	(2,500)
Accounts payable and other liabilities	(21,680)	(2,139)	(1,552)
Minority interest in Operating Partnership	(22,821)	(14,021)	—
Member units	—	(3,188)	—
Member units issued in exchange for receivables	—	2,944	—
Member units issued to repay notes and related party payables	—	1,190	—
Redemption of units in exchange for note payable	—	3,700	—
Adjustment to establish minority interest in Operating Partnership	—	8,481	—
Redemption of units in exchange for land	—	846	—
Restricted stock grants to employees	2,975	—	—
Conversion of Operating Partnership units held by minotiry interests for common stock	3,927	—	—